Exhibit 99.(a)(1)(k)

Note: The past performance of the Company's stock is no guarantee of its likely future performance.  Please read the "Offer to Exchange" carefully before making your election.  This offer expires May 1, 2008.

Exhibit A- Election Form									Alternative Stock Price Scenarios
				SYPR's closing stock price on 3-28-08:						$4.31	$4.31		$4.31	$4.31		$4.31	$4.31
Participant Summary				If SYPR's stock price is:					$7.00	$7.00	$7.00	$12.00	$12.00	$12.00	$18.00	$18.00	$18.00
				After tax (assumed tax rate of 40%):					60%	60%	60%	60%	60%	60%	60%	60%	60%
						1	2	3
*	Grant	Expiration	Shares	Grant Price	Granted	(Vested) No Change	New Options	New Stock	1 - No Change	2 - New Options	3-New Stock	1 - No Change	2 - New Options	3-New Stock	1 - No Change	2 - New Options	3-New Stock
Example
	2/25/03	2/24/11	2,400	$8.25	2,400	1,920	-	-	$-	$-	$-	$5,400	$-	$-	$14,040	$-	$-
	2/25/03	2/24/11	10,000	$8.25	10,000	8,000	-	-	$-	$-	$-	$22,500	$-	$-	$58,500	$-	$-
	2/26/03	2/25/11	39,000	$8.27	39,000	31,200	-	-	$-	$-	$-	$87,282	$-	$-	$227,682	$-	$-
	3/2/06	3/1/12	12,500	$10.36	12,500	-	-	-	$-	$-	$-	$12,300	$-	$-	$57,300	$-	$-
		Not eligible:			63,900	41,120			$-			$127,482			$357,522

	2/27/01	2/26/09	25,000	$6.25	25,000	25,000	4,994	1,415	$11,250	$8,060	$7,466	$86,250	$23,042	$14,541	$176,250	$41,021	$23,031
	5/11/07	5/14/11	27,055	$7.90	27,055	27,055	12,220	3,463	$-	$19,723	$18,271	$66,555	$56,383	$35,586	$163,953	$100,375	$56,364
		Eligible:			52,055	52,055	17,214	4,878	11,250	27,783	25,736	152,805	79,425	50,126	340,203	141,396	79,394

*-In each unshaded box please indicate your election of: (1) no change, (2) new options, or (3) new stock.

Participant Signature:_____________________________